                          BULLET SPORTS INTERNATIONAL, INC.

                             CERTIFICATE OF DESIGNATIONS
                                          OF
                        SERIES D, 8.75% NON-VOTING CUMULATIVE
                              CONVERTIBLE PREFERRED STOCK

               (Pursuant to Section 151 of the General Corporation Law
                              of the State of Delaware)


                                        ------


         Bullet Sports International, Inc., a Delaware corporation (the "Corporation"), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware (the "DGCL") DOES HEREBY CERTIFY:

         That pursuant to authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, as amended, of the Corporation, the Board of Directors of the Corporation, by unanimous written consent, dated July 17, 1996, adopted a resolution providing for the creation of a series of the Corporation's Preferred Stock, $.001 par value, which series is designated "Series D, 8.75% Non-Voting Cumulative Convertible Preferred Stock", which resolution is as follows:

         RESOLVED, that pursuant to authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, as amended, the Board of Directors does hereby provide for the creation of a series of the Preferred Stock, $.001 par value (hereafter called the "Preferred Stock"), of the Corporation, and to the extent that the voting powers and the designations, preferences and relative, participating, optional or other special rights thereof and the qualifications, limitations or restrictions of such rights have not been set forth in the Certificate of Incorporation, as amended, of the Corporation, does hereby fix the same as follows:

SERIES D, 8.75% NON-VOTING CUMULATIVE CONVERTIBLE PREFERRED STOCK

         SECTION 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series D, 8.75% Non-Voting Cumulative Convertible Preferred Stock" (the "Series D Convertible Preferred Stock"), and the number of shares constituting the Series

D Convertible Preferred Stock shall be 25,000 and shall not be subject to increase unless approved as provided in Section 10.

         SECTION 2. STATED CAPITAL. The amount to be represented in stated capital at all times for each share of Series D Convertible Preferred Stock shall be the sum of (i) $100, (ii) to the extent legally available, the accrued but unpaid dividends on such share of Series D Convertible Preferred Stock, and
(iii) to be determined on at least a quarterly basis, an amount equal to the accrued and unpaid interest on dividends in arrears through the date of determination (as provided in Section 4).

         SECTION 3. RANK. All Series D Convertible Preferred Stock shall rank senior to the Common Stock, par value $.001 per share (the "Common Stock"), of the Corporation, now or hereafter issued, as to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary.

         SECTION 4. DIVIDENDS AND DISTRIBUTIONS. (a) The holders of shares of Series D Convertible Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors of the Corporation (the "Board of Directors" or the "Board") out of funds legally available for such purpose, dividends at the rate of $8.75 per annum per share, and no more, which shall be fully cumulative, shall accrue without interest from the date of original issuance and shall be payable in cash quarterly on February 1, May 1, August 1, and November 1 of each year commencing November 1, 1996 (except that if any such date is a Saturday, Sunday, or legal holiday, then such dividend shall be payable on the next succeeding day that is not a Saturday, Sunday, or legal holiday) to holders of record as they appear on the stock books of the Corporation on such record dates, not more than 20 nor less than 10 days preceding the payment dates for such dividends, as shall be fixed by the Board. Dividends on the Series D Convertible Preferred Stock shall be paid in cash or, subject to the limitations in Section 4(b) hereof, shares of Common Stock or any combination of cash and shares of Common Stock, at the option of the Corporation as hereinafter provided. The amount of the dividends payable per share of Series D Convertible Preferred Stock for each quarterly dividend period shall be computed by dividing the annual dividend amount by four. The amount of dividends payable for the initial dividend period and any period shorter than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Dividends not paid on a payment date, whether or not such dividends have been declared, will bear interest at the rate of 12% per annum until paid. No dividends or other distributions, other than dividends payable solely in shares of Common Stock or other capital stock of the Corporation ranking junior as to dividends to the Series D Convertible Preferred Stock (collectively, the "Junior Dividend Stock"), shall be paid or set apart for payment on, and, except for the use by optionees of Common Stock to pay for the exercise price of stock options granted pursuant to employee stock option plans of the Corporation and its subsidiaries, no purchase, redemption, or other acquisition shall be made by the Corporation of, any shares of Junior Dividend Stock unless and until all accrued and unpaid dividends on the Series D Convertible Preferred Stock and interest on dividends in arrears at the rate specified herein shall have been paid or declared and set apart for payment.

         If at any time any dividend on any capital stock of the Corporation ranking senior as to dividends to the Series D Convertible Preferred Stock (the "Senior Dividend Stock") shall be in default, in whole or in part, no dividend shall be paid or declared and set apart for payment on the Series D Convertible Preferred Stock unless and until all accrued and unpaid dividends with respect to the Senior Dividend Stock, including the full dividends for the then current dividend period, shall have been paid or declared and set apart for payment, without interest. No full dividends shall be paid or declared and set apart for payment on any class or series or the Corporation's capital stock ranking, as to dividends, on a parity with the Series D Convertible Preferred Stock (the "Parity Dividend Stock") for any period unless all accrued but unpaid dividends (and interest on dividends in arrears at the rate specified herein) have been, or contemporaneously are, paid or declared and set apart for such payment on the Series D Convertible Preferred Stock. No full dividends shall be paid or declared and set apart for payment on the Series D Convertible Preferred Stock for any period unless all accrued but unpaid dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Parity Dividend Stock for all dividend periods terminating on or prior to the date of payment of such full dividends. When dividends are not paid in full upon the Series D Convertible Preferred Stock and the Parity Dividend Stock, all dividends paid or declared and set apart for payment upon shares of Series D Convertible Preferred Stock (and interest on dividends in arrears at the rate specified herein) and the Parity Dividend Stock shall be paid or declared and set apart for payment pro rata, so that the amount of dividends paid or declared and set apart for payment per share on the Series D Convertible Preferred Stock and the Parity Dividend Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series D Convertible Preferred Stock and the Parity Dividend Stock bear to each other.

         Any references to "distribution" contained in this Section 4 shall not be deemed to include any stock dividend or distributions made in connection with any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary.

         (b) If the Corporation elects to issue shares of Common Stock in payment of dividends on the Series D Convertible Preferred Stock, the Corporation shall issue and dispatch, or cause to be issued and dispatched, to each holder of such shares a certificate representing the number of whole shares of Common Stock arrived at by dividing the per share Computed Price of such shares of Common Stock into the total amount of cash dividends such holder would be entitled to receive if the aggregate dividends on the Series D Convertible Preferred Stock held by such holder which are being paid in shares of Common Stock were being paid in cash; PROVIDED, HOWEVER, that if certificates representing shares of Common Stock are issued and dispatched to holders of Series D Convertible Preferred Stock subsequent to the third trading day after a dividend payment date, the percentage used to calculate the Computed Price will be reduced by one for each trading day after the third trading day following such dividend payment date to the date of dispatch of shares of Common Stock.
No fractional shares of Common Stock shall be issued in payment of dividends.
In lieu thereof, the Corporation may issue a number of shares of Common Stock to each holder which reflects a rounding up to the nearest whole number of shares of Common Stock or may pay cash. The Corporation shall not exercise its right to issue shares of Common Stock in payment of dividends on shares of Series D Convertible Preferred Stock unless the Corporation shall, contemporaneously with such issuance, deliver to each holder of record of shares of Series D Convertible Preferred Stock a copy, certified by the Secretary or an Assistant Secretary of the Corporation, of a resolution duly adopted by the Board of Directors of the Corporation within 30 days prior to such issuance setting forth a determination by the Board of Directors of the Corporation that the Corporation's cash flow has not been adequate to permit the Corporation to make payment in cash of the portion of such dividend to be paid by issuance of shares of Common Stock. The Corporation shall not exercise its right to issue shares of Common Stock in payment of dividends on Series D Convertible Preferred Stock if:

         (i) the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes, or held in the Corporation's treasury, is insufficient to pay the portion of such dividends to be paid in shares of Common Stock;

         (ii) the issuance or delivery of shares of Common Stock as a dividend payment would require registration with or approval of any governmental authority under any law or regulation, and such registration or approval has not been effected or obtained;

         (iii) the shares of Common Stock to be issued as a dividend payment have not been authorized for listing, upon official notice of issuance, on any securities exchange or market on which the Common Stock is then listed; or have not been approved for quotation if the Common Stock is traded in the over-the-counter market;

         (iv) the Computed Price is less than the par value of the shares of Common Stock;

         (v) the shares of Common Stock (A) cannot be sold or transferred without restriction by unaffiliated holders who receive such shares of Common Stock as a dividend payment or (B) are no longer listed on a national securities exchange or on the Nasdaq National Market or on the Nasdaq Small Cap Market; or

         (vi) the issuance of shares of Common Stock in payment of dividends on Series D Convertible Preferred Stock held by any Performance Person (as defined in Section 9(a) hereof) would result in any Performance Person beneficially owning more than 4.9% of the Common Stock, determined as provided in the proviso to the second sentence of Section 9(a) hereof.

         Shares of Common Stock issued in payment of dividends on Series D Convertible Preferred Stock pursuant to this Section shall be, and for all purposes shall be deemed to be, validly issued, fully paid and nonassessable shares of Common Stock of the Corporation; the issuance and delivery thereof is hereby authorized; and the dispatch thereof, together with cash, if any, paid in lieu of fractional shares of Common Stock will be, and for all purposes shall be deemed to be, payment in full of the cumulative dividends to which holders are entitled on the applicable dividend payment date.

         "Computed Price" of shares of Common Stock means the price equal to 85 percent of the arithmetic mean of the per share Closing Price (as defined in Section 9(b)) of the Common Stock for the ten consecutive trading days ending on the fifth trading day prior to a dividend payment date; PROVIDED HOWEVER, THAT, notwithstanding the foregoing, in no event shall the Computed Price be less than $.001 per share.

         SECTION 5. LIQUIDATION PREFERENCE. In the event of a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the holders of Series D Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets constitute stated capital or surplus of any nature, an amount per share of Series D Convertible Preferred Stock equal to the sum of (i) all dividends accrued and unpaid thereon to the date of final distribution to such holders, (ii) accrued and unpaid interest on dividends in arrears to the date of distribution, and
(iii) $1,000.00 (collectively, "the Liquidation Preference"), and no more, before any payment shall be made or any assets distributed to the holders of Common Stock or any other class or series of the Corporation's capital stock ranking junior as to liquidation rights to the Series D Convertible Preferred Stock (collectively, the "Junior Liquidation Stock"); PROVIDED, HOWEVER, that such rights shall accrue to the holders of Series D Convertible Preferred Stock only in the event that the Corporation's payments with respect to the liquidation preference of the holders of capital stock of the Corporation ranking senior as to liquidation rights to the Series D Convertible Preferred Stock (the "Senior Liquidation Stock") are fully met. After the liquidation preferences of the Senior Liquidation Stock are fully met, the entire assets of the Corporation available for distribution shall be distributed ratably among the holders of the Series D Convertible Preferred Stock and any other class or series of the Corporation's capital stock having parity as to liquidation rights with the Series D Convertible Preferred Stock (the "Parity Liquidation Stock") in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). After payment in full of the liquidation price of the shares of the Series D Convertible Preferred Stock and the Parity Liquidation Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation. Neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation's assets for cash, securities, or other property in and of itself will be considered a liquidation, dissolution, or winding up of the Corporation.

         SECTION 6. NO MANDATORY REDEMPTION. The shares of Series D Convertible Preferred Stock shall not be subject to mandatory redemption by the Corporation.

         SECTION 7. NO SINKING FUND. The shares of Series D Convertible Preferred Stock shall not be subject to the operation of a purchase, retirement, or sinking fund.

         SECTION 8. OPTIONAL REDEMPTION. So long as the Corporation is in compliance in all material respects with its obligations to the holders of shares of Series D Convertible Preferred Stock, the Corporation shall have the right, exercisable on not less than 15 days or more than 20 days written notice to the holders of record of the shares of Series D Convertible Preferred Stock to be redeemed, at any time to redeem all of the shares or any part of not less than 1,000 shares (or such lesser number of shares of Series D Convertible Preferred Stock as shall remain outstanding at the time of exercise of such redemption right) of

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Series D Convertible Preferred Stock in accordance with this Section 8.  Any notice of redemption (a "Notice of Redemption") under this Section shall be delivered to the holders of the shares of Series D Convertible Preferred Stock at their addresses appearing on the records of the Corporation; PROVIDED, HOWEVER, that any failure or defect in the giving of notice to any such holder shall not affect the validity of notice to or the redemption of shares of Series D Convertible Preferred Stock of any other holder. Any Notice of Redemption shall state (1) that the Corporation is exercising its right to redeem all or a portion of the outstanding shares of Series D Convertible Preferred Stock pursuant to this Section 8, (2) the number of shares of Series D Convertible Preferred Stock held by such holder which are to be redeemed, (3) the Redemption Price (as hereinafter defined) per share of Series D Convertible Preferred Stock to be redeemed, determined in accordance with this Section, and (4) the date of redemption of such shares of Series D Convertible Preferred Stock, determined in accordance with this Section (the "Redemption Date"). On the Redemption Date, the Corporation shall make payment in immediately available funds of the applicable Redemption Price (as hereinafter defined) to each holder of shares of Series D Convertible Preferred Stock to be redeemed to or upon the order of such holder as specified by such holder in writing to the Corporation at least one business day prior to the Redemption Date. If the Corporation exercises its right to redeem all or a portion of the outstanding shares of Series D Convertible Preferred Stock, the Corporation shall make payment to the holders of the shares of Series D Convertible Preferred Stock to be redeemed in respect of each share of Series D Convertible Preferred Stock to be redeemed of an amount equal to the greater of (1) the product obtained by multiplying (A) the number of shares of Common Stock into which such shares of Series D Convertible Preferred Stock would be convertible on the Redemption Date in accordance with
Section 9 (determined without regard to the limitation on conversion in the proviso to the second sentence of the first paragraph of Section 9(a)) TIMES (B) $5.125 (subject to equitable adjustments for stock splits, stock dividends, combinations, recapitalizations, reclassifications and similar events occurring after the issuance of any shares of Series D Convertible Preferred Stock) and
(2) the product obtained by multiplying (X) the number of shares of Common Stock into which such shares of Series D Convertible Preferred Stock would be convertible on the Redemption Date in accordance with Section 9 (determined without regard to the limitations on conversion in the proviso to the second sentence of the first paragraph of Section 9(a)) TIMES (Y) 111% of the arithmetic average of the Closing Price (as defined in Section 9(b)) of the Common Stock on the three consecutive trading days ending one trading day prior to the Redemption Date. Upon redemption of less than all of the shares of Series D Convertible Preferred Stock evidenced by a particular certificate, promptly, but in no event later than three

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business days after surrender of such certificate to the Corporation, the
Corporation shall issue a replacement certificate for the shares of Series D Convertible Preferred Stock which have not been redeemed. Only whole shares of Series D Convertible Preferred Stock may be redeemed. If the Corporation exercises its right to redeem less than all outstanding shares of Series D Convertible Preferred Stock, then such redemption shall be made, as nearly as practical, pro rata among the holders of record of the Series D Convertible Preferred Stock. Notwithstanding any other provision of this Certificate of Designations, no share of Series D Convertible Preferred Stock as to which the holder has exercised the right of conversion pursuant to Section 9 hereof may be redeemed by the Corporation on or after the date of exercise of such conversion right.

         SECTION 9.     CONVERSION.

         (a) CONVERSION AT OPTION OF HOLDER. The holders of the Series D Convertible Preferred Stock may, upon surrender of the certificates therefor, convert their shares of Series D Convertible Preferred Stock into fully paid and nonassessable shares of Common Stock and such other securities and property as hereinafter provided. Commencing on the date of initial issuance of shares of Series D Convertible Preferred Stock (such date of initial issuance being referred to herein as the "Issuance Date") and at any time thereafter, each share of Series D Convertible Preferred Stock initially may be converted at the office of any transfer agent for the Series D Convertible Preferred Stock, if any, the office of any transfer agent for the Common Stock or at such other office or offices, if any, as the Board of Directors may designate, into whole shares of Common Stock at the rate equal to the number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) determined by dividing (y) the sum of (i) the Conversion Amount, (ii) accrued but unpaid dividends to the Conversion Date, and
(iii) accrued but unpaid interest on the dividends in arrears to the Conversion Date by (z) 90% of the arithmetic average of the Closing Price of the Common Stock on the three consecutive trading days immediately preceding the Conversion Date (but in no event shall the amount determined pursuant to this clause (z) be more than $5.00 (subject to equitable adjustments for stock splits, stock dividends, combinations, recapitalizations, reclassifica-tions and similar events occurring after the issuance of any shares of Series D Convertible Preferred Stock) regardless of the actual amount otherwise determined pursuant to this clause (z)), subject to adjustment as hereinafter provided (the "Conversion Rate"); PROVIDED, HOWEVER, that in no event shall GFL Performance Fund Limited ("Performance") be entitled to convert any shares of Series D Convertible Preferred Stock in excess of that number of shares of Series D Convertible Preferred Stock upon conversion of which the

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sum of (1) the number of shares of Common Stock beneficially owned by
Performance or any person associated or affiliated with, or serving as an adviser to, Performance (each a "Performance Person" and collectively, the "Performance Persons") (other than shares of Common Stock deemed beneficially owned through the ownership of unconverted shares of Series D Convertible Preferred Stock and unexercised Redeemable Common Stock Purchase Warrants issued by the Company in connection with the issuance of shares of Series D Convertible Preferred Stock) and (2) the number of shares of Common Stock issuable upon the conversion of the number of shares of Series D Convertible Preferred Stock with respect to which the determination in this proviso is being made, would result in beneficial ownership by any Performance Person of more than 4.9% of the outstanding shares of Common Stock; and PROVIDED FURTHER, HOWEVER, that in no event shall any holder of shares of Series D Convertible Preferred Stock other than a Performance Person be entitled to convert any shares of Series D Convertible Preferred Stock in excess of that number of shares of Series D Convertible Preferred Stock upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by such holder or any person associated or affiliated with, or serving as an adviser to, such holder (each a "Restricted Person" and collectively, the "Restricted Persons") (other than shares of Common Stock deemed beneficially owned through the ownership of unconverted shares of Series D Convertible Preferred Stock and unexercised Redeemable Common Stock Purchase Warrants issued by the Company in connection with the issuance of shares of Series D Convertible Preferred Stock) and (2) the number of shares of Common Stock issuable upon the conversion of the number of shares of Series D Convertible Preferred Stock with respect to which the determination in this proviso is being made, would result in beneficial ownership by any Restricted Person of more than 4.9% of the outstanding shares of Common Stock. For purposes of the provisos to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder, except as otherwise provided in clause (1) of the proviso to the immediately preceding sentence. The "Conversion Price" shall be equal to the Conversion Amount divided by the Conversion Rate.

         (b)  CERTAIN DEFINITIONS.

         As used herein, the "Closing Price" of any security on any date shall mean the closing bid price of such security on such date on the principal securities exchange or market on which such security is traded.

         As used herein, the "Conversion Amount" initially shall be equal to $100.00, subject to adjustment as hereinafter provided.

         As used herein, "Conversion Date" shall mean the date on which the notice of conversion is actually received by the Corporation (whether by mail, courier, personal service, telephone line facsimile transmission or other means), in case of a conversion at the option of the holder pursuant to Section 9(a).

         (c) OTHER PROVISIONS. Notwithstanding anything in this Section 9 to the contrary, no change in the Conversion Amount shall actually be made until the cumulative effect of the adjustments called for by this Section 9 since the date of the last change in the Conversion Amount would change the Conversion Amount by more than 1%. However, once the cumulative effect would result in such a change, then the Conversion Rate shall actually be changed to reflect all adjustments called for by this Section 9 and not previously made. Notwithstanding anything in this Section 9, no change in the Conversion Amount shall be made that would result in a Conversion Price of less than the par value of the Common Stock into which shares of Series D Convertible Preferred Stock are at the time convertible.

         The holders of shares of Series D Convertible Preferred Stock at the close of business on the record date for any dividend payment to holders of Series D Convertible Preferred Stock shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion thereof after such dividend payment record date or the Corporation's default in payment of the dividend due on such dividend payment date; PROVIDED, HOWEVER, that shares of Series D Convertible Preferred Stock surrendered for conversion during the period between the close of business on any record date for a dividend payment and the opening of business on the corresponding dividend payment date must be accompanied by payment of an amount equal to the dividend payable on such shares on such dividend payment date. A holder of shares of Series D Convertible Preferred Stock on a record date for a dividend payment who (or whose transferee) tenders any of such shares for conversion into shares of Common Stock on or after such dividend payment date will receive the dividend payable by the Corporation on such shares of Series D Convertible Preferred Stock on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of shares of Series D Convertible Preferred Stock for conversion. Except as provided above, no adjustment shall be made in respect of cash dividends on Common Stock or Series D Convertible Preferred Stock that may be accrued and unpaid at the date of surrender for conversion.

         The right of the holders of Series D Convertible Preferred Stock to convert their shares shall be exercised by delivering to the Corporation or its agent, as provided above, a written notice, duly signed by or on behalf of the holder, stating the number of shares of Series D Convertible Preferred Stock to be converted. Promptly, but in no event later than 10 business days after delivery of a notice of conversion, such holder shall surrender for such purpose to the Corporation or its agent, as provided above, certificates representing shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer. If such holder shall fail to deliver certificates representing shares to be converted in such form on or prior to such tenth business day, such notice of conversion shall not be effective, unless otherwise agreed by the Corporation, but such failure shall not affect such holder's right to convert such shares at a date after the date such notice of conversion was given. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery upon conversion of shares of Common Stock or other securities or property in a name other than that of the holder of the shares of the Series D Convertible Preferred Stock being converted, and the Corporation shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

         The Corporation (and any successor corporation) shall take all action necessary so that a number of shares of the authorized but unissued Common Stock (or common stock in the case of any successor corporation) sufficient to provide for the conversion of the Series D Convertible Preferred Stock outstanding upon the basis hereinbefore provided are at all times reserved by the Corporation (or any successor corporation), free from preemptive rights, for such conversion, subject to the provisions of the next succeeding paragraph. If the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Series D Convertible Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series D Convertible Preferred Stock on the new basis. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all of the outstanding shares of Series D Convertible Preferred Stock, the Corporation promptly shall seek such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         In case of any consolidation or merger of the Corporation with any other corporation (other than a wholly-owned subsidiary of the Corporation) in which the Corporation is not the surviving corporation, or in case of any sale or transfer of all or substantially all of the assets of the Corporation, or in the case of any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, the Corporation shall make appropriate provision or cause appropriate provision to be made so that each holder of shares of Series D Convertible Preferred Stock then outstanding shall have the right thereafter to convert such shares of Series D Convertible Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer, or share exchange by a holder of the number of shares of Common Stock into which such shares of Series D Convertible Preferred Stock could have been converted immediately prior to the effective date of such consolidation, merger, sale, transfer, or share exchange. If, in connection with any such consolidation, merger, sale, transfer, or share exchange, each holder of shares of Common Stock is entitled to elect to receive either securities, cash, or other assets upon completion of such transaction, the Corporation shall provide or cause to be provided to each holder of Series D Convertible Preferred Stock the right to elect the securities, cash, or other assets into which the Series D Convertible Preferred Stock held by such holder shall be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election shall be made, and the effect of failing to exercise the election). The Corporation shall not effect any such transaction unless the provisions of this paragraph have been complied with. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers, or share exchanges.

         Upon surrender of certificates representing shares of Series D Convertible Preferred Stock for conversion, the Corporation shall issue and deliver to such person certificates for the Common Stock issuable upon such conversion within three business days after such surrender and the person converting shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, and all rights with respect to the shares surrendered shall forthwith terminate except the right to receive the Common Stock or other securities, cash, or other assets as herein provided.

         No fractional shares of Common Stock shall be issued upon conversion of Series D Convertible Preferred Stock but, in lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of such shares surrendered for conversion at one time by the same holder, the Corporation at its option (a) may pay in cash an amount equal to the product of (i) the arithmetic average of the Closing Price of a share of Common Stock on the five consecutive trading days before the Conversion Date and (ii) such fraction of a share or (b) may issue an additional share of Common Stock.

         As used in this Section 9(c), the term "Closing Price" shall have the meaning provided in Section 9(b).

         The Conversion Amount shall be adjusted from time to time under certain circumstances, subject to the provisions of the first three sentences of the first paragraph of this Section 9(c), as follows:

         (i) In case the Corporation shall issue rights or warrants to all holders of the Common Stock entitling such holders to subscribe for or purchase Common Stock on the record date referred to below at a price per share less than the average daily Closing Prices of the Common Stock on the 30 consecutive business days commencing 45 business days before the record date (the "Current Market Price"), then in each such case the Conversion Amount in effect on such record date shall be adjusted in accordance with the formula

    C(1) = C x   O + N
                -----------
                 O + (N X P)
                     ------
                     (  M  )

    where

         C(1)  =  the adjusted Conversion Amount

         C     =  the current Conversion Amount

         O     =  the number of shares of Common Stock outstanding on the record date

         N     =  the number of additional shares of Common Stock issuable pursuant to the exercise of such rights or warrants

         P     =  the offering price per share of the additional shares (which amount shall include amounts received by the Corporation in respect of the issuance and the exercise of such rights or warrants)

         M     =  the Current Market Price per share of Common Stock on the record date

    Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. If any or all such rights or warrants are not so issued or expire or terminate before being exercised, the Conversion Amount then in effect shall be readjusted appropriately.

         (ii) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Junior Stock (as hereinafter defined) evidences of its indebtedness or assets (including securities, but excluding any warrants or subscription rights referred to in subparagraph
    (i) above and any dividend or distribution paid in cash out of the retained earnings of the Corporation), then in each such case the Conversion Amount then in effect shall be adjusted in accordance with the formula

          C(1) = C x   M
                     -----
                     M - F

    where

         C(1)  =  the adjusted Conversion Amount

         C     =  the current Conversion Amount

         M     =  the Current Market Price per share of Common Stock on the record date mentioned below

         F     =  the aggregate amount of such cash dividend and/or the fair market value on the record date of the assets or securities to be distributed divided by the number of shares of Common
                  Stock outstanding on the record date. The Board of Directors shall determine such fair market value, which determination shall be conclusive.

    Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution. For purposes of this subparagraph (ii), "Junior Stock" shall include any class of capital stock ranking junior as to dividends or upon liquidation to the Series D Convertible Preferred Stock.

         (iii) All calculations hereunder shall be made to the nearest cent or to the nearest 1/100 of a share, as the case may be.

         (iv) If at any time as a result of an adjustment made pursuant to the fifth paragraph of this section 9(c), the holder of any Series D Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive securities, cash, or assets other than Common Stock, the number or amount of such securities or property so receivable upon conversion shall be subject to adjustment from time to time in a manner and on terms nearly equivalent as practicable to the provisions with respect to the Common Stock contained in subparagraphs
    (i) to (iii) above.

         Except as otherwise provided above in this Section 9, no adjustment in the Conversion Amount shall be made in respect of any conversion for share distributions or dividends theretofore declared and paid or payable on the Common Stock.

         Whenever the Conversion Amount is adjusted as herein provided, the Corporation shall send to each transfer agent, if any, for the Series D Convertible Preferred Stock and the Common Stock, and to the principal securities exchange, if any, on which the Series D Convertible Preferred Stock and the Common Stock is traded, or the Nasdaq National Market if the Series D Convertible Preferred Stock or Common Stock is admitted for a quotation thereon, a statement signed by the Chairman of the Board, the President, or any Vice President of the Corporation and by its Treasurer or its Secretary or Assistant Secretary stating the adjusted Conversion Amount determined as provided in this
Section 9, and any adjustment so evidenced, given in good faith, shall be binding upon all stockholders and upon the Corporation. Whenever the Conversion Amount is adjusted, the Corporation will give notice by mail to the holders of record of Series D Convertible Preferred Stock, which notice shall be made within 45 days after the effective date of such adjustment and shall state the adjustment and the Conversion Amount. Notwithstanding the foregoing notice provisions, failure by the Corporation to give such notice or a defect in such notice shall not affect the binding nature of such corporate action of the Corporation.

         Whenever the Corporation shall propose to take any of the actions specified in the fifth paragraph of this Section 9(c) or in subparagraphs (i) or
(ii) of the ninth paragraph of this Section 9(c) which would result in any adjustment in the Conversion Amount under this Section 9(c), the Corporation shall cause a notice to be mailed at least 30 days prior to the date on which the books of the Corporation will close or on which a record will be taken for such action, to the holders of record of the outstanding Series D Convertible Preferred Stock on the date of such notice. Such notice shall specify the action proposed to be taken by the Corporation and the date as of which holders of record of the Common Stock shall participate in any such actions or be entitled to exchange their Common Stock for securities or other property, as the case may be. Failure by the Corporation to mail the notice or any defect in such notice shall not affect the validity of the transaction.

         Notwithstanding any other provision of this Section 9, no adjustment in the Conversion Amount need be made (a) for a transaction referred to in subparagraphs (i) or (ii) of the ninth paragraph of this Section 9(c) if holders of Series D Convertible Preferred Stock are to participate in the transaction or distribution on a basis and with notice that the Board of Directors determines such transaction to be fair to the holders of the Series D Convertible Preferred Stock and appropriate in light of the basis on which holders of the Common Stock or, in the case of a transaction referred to in said subparagraph (ii), holders of Junior Stock participate in the transaction; (b) for sales of Common Stock pursuant to a plan for reinvestment of dividends and interest, PROVIDED that the purchase price in any such sale is at least equal to the fair market value of the Common Stock at the time of such purchase, or pursuant to any plan adopted by the Corporation for the benefit of its employees, directors, or consultants; or (c) after the Series D Convertible Preferred Stock becomes convertible into cash (no interest shall accrue on the cash).

         SECTION 10. VOTING RIGHTS. Except as otherwise required by law, shares of Series D Convertible Preferred Stock shall not be entitled to vote on any matter.

         The affirmative vote or consent of the holders of two-thirds of the outstanding shares of the Series D Convertible Preferred Stock, voting separately as a class, will be required for (1) any amendment, alteration, or repeal, whether by merger or consolidation or otherwise, of the Corporation's Certificate of Incorporation if the amendment, alteration, or repeal materially and adversely affects the powers, preferences, or special rights of the Series D Convertible Preferred Stock, or (2) the creation and issuance of any Senior Dividend Stock or Senior Liquidation Stock; PROVIDED, HOWEVER, that any increase in the authorized preferred stock of the Corporation or the creation and issuance of any stock which is both Junior Dividend Stock and Junior Liquidation Stock or any other capital stock of the Corporation ranking on a parity with the Series D Convertible Preferred Stock shall not be deemed to affect materially and adversely such powers, preferences, or special rights.

         SECTION 11. OUTSTANDING SHARES. For purposes of this Certificate of Designations, all shares of Series D Convertible Preferred Stock shall be deemed outstanding except (i) from the date of surrender of certificates representing shares of Series D Convertible Preferred Stock for conversion into Common Stock, all shares of Series D Convertible Preferred Stock converted into

Common Stock; and (ii) from the date of registration of transfer, all shares of Series D Convertible Preferred Stock held of record by the Corporation or any subsidiary or Affiliate (as defined herein) of the Corporation. For the purposes of this Certificate of Designations, "Affiliate" means any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Corporation. "Control" is the power to direct the management and policies of a person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise.



                             (Signature page on page 17)

         IN WITNESS WHEREOF, Bullet Sports International, Inc. has caused its corporate seal to be hereunto affixed and this certificate to be signed by John Haas, its President as of the 18th day of July, 1996.

                                       BULLET SPORTS INTERNATIONAL, INC.



                                       By______________________________
                                         Name:   John A. Haas
                                         Title:  President





                              \   \   \   \   \   \   \



                    (Signature page to Certificate of Designations
                             of Series D Preferred Stock)